HCSG Announces Appointment of Chief Financial Officer

BENSALEM, PA — (BUSINESS WIRE) — Healthcare Services Group, Inc. (NASDAQ:HCSG) today announced the appointment of Vikas Singh as EVP & Chief Financial Officer, effective September 3, 2024. He will oversee HCSG’s accounting and finance operations, and play a key role in corporate development, investor relations, and the success of its long-term growth strategy.

Mr. Singh brings over two decades of diverse experience in finance, strategy and operations to the Company. Most recently, he served as Managing Director of Leveraged Finance & Capital Markets at Bank of America Securities. Prior to that he worked in the Financial Sponsors Group at Credit Suisse and in the Asia-Pacific Credit Card Group at Citibank. Mr. Singh began his career with GSK’s Consumer Healthcare Division and held roles in Sales Management and as National Brand Manager within the marketing organization.

“Vikas is a highly accomplished finance executive with a proven track record of success," said Ted Wahl, Chief Executive Officer. “His extensive experience and deep expertise in finance will be invaluable as we continue to grow and expand our business. We are thrilled to welcome him to our leadership team.”

“I am honored to be joining HCSG at such a dynamic time,” said Mr. Singh. “I look forward to working with the talented team to capitalize on multi-decade secular tailwinds to drive profitable growth and deliver long-term value to our shareholders.”

Mr. Singh holds a BA in Economics from The University of Delhi, a PGDM from The Indian Institute of Management, Calcutta and an MBA in Accounting and Finance from The University of Chicago Booth School of Business.

The Company also announced the promotion of Andrew Brophy, CPA to the position of SVP, Controller & Chief Accounting Officer. Mr. Brophy joined the Company in 2018 and has held roles of increasing responsibility in the accounting and finance department, most recently as VP & Controller. Mr. Brophy began his career in the Assurance Services practice at PwC.

About Healthcare Services Group, Inc.
Healthcare Services Group (NASDAQ: HCSG) is an experienced leader in managing housekeeping, laundry, dining, and nutritional services within the healthcare industry. With more than 45 years of experience, HCSG aims to provide improved operational, regulatory, and financial outcomes for our clients.

Investor Contact:
HCSG Investor Relations
215-639-4274
investor-relations@hcsgcorp.com